[COLUMBIA THREADNEEDLE LETTERHEAD]

Columbia Acorn Trust

227 W. Monroe Street

Suite 3000

Chicago, Illinois 60606

July 1, 2017

Ladies and Gentlemen:

With respect to Columbia Acorn Trust (the “Trust,” and each series thereof a “Fund,” and together the “Funds”), Columbia Management Investment Services Corp., the Funds’ transfer agent (“CMIS”), hereby contractually undertakes as of the date hereof to waive a portion of the transfer agent and sub-transfer agency fees (together, “Combined TA Fees”) that would otherwise be payable to CMIS under the Transfer, Dividend Disbursing and Shareholders’ Servicing Agreement dated as of May 1, 2012 between the Trust, on behalf of the Funds, and CMIS (the “Transfer Agent Agreement”) and the Side Letter Agreement between the Trust and CMIS dated as of July 1, 2017 relating to the Transfer Agent Agreement, such that through June 30, 2019 the annual Combined TA Fees paid by:

(1)	Class Y shares of the Funds shall not exceed 0.00% of the average daily net assets of the of the Fund attributable to Class Y shares;

(2)	Class R5 shares of the Funds shall not exceed 0.05% of the average daily net assets of the Fund attributable to Class R5 shares;

(3)	Columbia Acorn Fund shall not exceed 0.07% of the average daily net assets of all share classes of the Fund, other than Class R5 and Class Y;

(4)	Columbia Acorn International shall not exceed 0.11% of the average daily net assets of all share classes of the Fund, other than Class R5 and Class Y;

(5)	Columbia Acorn Select shall not exceed 0.11% of the average daily net assets of all share classes of the Fund, other than Class R5 and Class Y; and

(6)	Columbia Acorn USA shall not exceed 0.14% of the average daily net assets of all share classes of the Fund, other than Class R5 and Class Y.

This undertaking shall be binding upon any successors and assignees of CMIS.

Very truly yours,

COLUMBIA MANAGEMENT INVESTMENT SERVICES, CORP.

By:	/s/ Geralyn Kephart-Strong
Name: Geralyn Kephart-Strong
Title: President

Agreed and accepted by

COLUMBIA ACORN TRUST

By:	/s/ John Kunka
Name: John Kunka
Title: Treasurer